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                                                                   EXHIBIT 10.27

February 4, 2003

Bernard Clark
10B Bayview Court
Los Gatos, CA 95030

Dear Bernie:

This letter sets forth the substance of the separation agreement (the "Agreement") that Photon Dynamics, Inc. (the "Company") is offering to you to aid in your employment transition.

         1. SEPARATION. You have resigned, and the Company has accepted your resignation, from your positions President, Flat Panel Display Division and Vice President and Officer of the Company, effective as of today, your last day as an employee of the Company (the "Separation Date").

         2. ACCRUED SALARY AND PAID TIME OFF. The Company will pay you today all accrued salary, and all accrued and unused paid time off, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

         3. SEVERANCE. Although the Company has no policy or procedure for providing severance benefits, if you enter into and fulfill your obligations under this Agreement and the this Agreement becomes effective as described in Paragraph 13, below, the Company will pay you, as severance, an amount equivalent to six (6) months of your base salary in effect as of the Separation Date, subject to required payroll deductions and withholdings (the "Severance Payment"). The Severance Payment will be paid to you in one (1) lump sum within ten (10) days after the Effective Date of this Agreement, as defined in Paragraph 13, below.

         4. HEALTH INSURANCE. As provided by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights. If you elect continued coverage under COBRA, as part of this Agreement, the Company will pay the COBRA premiums necessary to continue your current coverage for six (6) months after the Separation Date.

         5. STOCK OPTIONS. As provided in your stock option agreements, grant notices and the applicable stock option plan documents (collectively, the "Option Documents"), your Company stock options ("Options") cease vesting and all unvested shares terminate as of the Separation Date. You may exercise your Options pursuant to the terms of the applicable Option Documents.

         6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

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Bernard Clark
Page 2

         7. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

         8. RETURN OF COMPANY PROPERTY. You agree that, within five (5) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, notebooks, drawings, records, plans, forecasts, reports, proposals, studies, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment (including your Company-issued laptop computer and "blackberry" electronic communication device), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). The timely return of Company property is a condition precedent to the Company making the Severance Payment to you described in Paragraph 3, above.

         9. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment, you will refrain from any use or disclosure of the Company's proprietary or confidential information or materials and you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

         10. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements (including, without limitation, filing this Agreement or disclosing its terms in public filings with the Securities and Exchange Commission); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

11. NONDISPARAGEMENT. Both you and the Company's officers and directors agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond truthfully, accurately and fully to any question, inquiry or request for information when required by legal process, and the Company shall communicate truthfully, accurately and fully with any government agency.

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Bernard Clark
Page 3

12. RELEASE. In exchange for the Severance Payment, COBRA payments and other consideration under this Agreement to which you would not otherwise be entitled, you completely release the Company, and its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, employees, attorneys and agents from any and all claims of any kind, known and unknown, which you may now have or have ever had against any of them, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement (the "Released Claims"). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act, the federal Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), and the California Fair Employment and Housing Act (as amended). Notwithstanding anything contained in this Agreement, nothing herein shall release the parties' rights under this Agreement; your right (if any) to indemnification granted by any act or agreement of the Company, state or federal law or policy of insurance; your rights in the Company's 401K Plan; your right to make a claim under the Workers' Compensation Act; and, if the Company makes any claim against you, you have the right to assert as a counterclaim, cross-complaint or cross-action any claim, charge, complaint, lien, demand, cause of action, obligation, damage or liability otherwise released by you pursuant to this Paragraph 12.

         13. RELEASE OF ADEA CLAIMS. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement;
(b) you should consult with an attorney prior to signing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily sign this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is signed by you (the "Effective Date").

14. RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY

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Bernard Clark
Page 4

HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         You hereby expressly waive and relinquish all rights and benefits under that section and any law in any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.

         15. MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner which is consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you all the best in your future endeavors.

Sincerely,

Photon Dynamics, Inc.

By: /s/ Woody Spedden
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        Woody Spedden

Exhibit A - Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

/s/ Bernard Clark
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Bernard Clark

DATED: 02/10/03

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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                        5.